Exhibit 10(r)(ii)

POTLATCH CORPORATION

PERFORMANCE SHARE AGREEMENT

2005 STOCK INCENTIVE PLAN

THIS PERFORMANCE SHARE AGREEMENT (this “Agreement”) is made and entered into on the Grant Date specified in the attached Addendum to this Agreement by and between POTLATCH CORPORATION, a Delaware corporation (the “Corporation”), and the employee of the Corporation or an Affiliate named in the Addendum (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation maintains the Potlatch Corporation 2005 Stock Incenitve Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected to receive a contingent grant of Performance Shares under Section 10 of the Plan;

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth in this Section 1. Capitalized terms not defined in this Agreement shall have the same definitions as in the Plan.

(a)	“Addendum” means the attached Addendum.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Change in Control” means an event or transaction described in Section 7(e) of the Plan.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Common Stock” means the $1 par value Common Stock of the Corporation.

(f)	“Committee” means the committee appointed by the Board to administer the Plan.

(g)	“Disability” means the condition of the Employee who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

(h)	“Grant Date” means the effective date of the Award of the Performance Shares to the Employee, as specified in the Addendum.

(i)	“Performance Shares” means an award denominated in Shares granted pursuant to Section 10 of the Plan.

(j)	“Share” means one share of Common Stock, adjusted in accordance with Section 16 of the Plan.

2. Award. Subject to the terms of this Agreement and the Addendum, the Employee is hereby awarded a target contingent grant of Performance Shares in the number set forth in the attached Addendum (the “Award”). The number of Shares actually payable to the Employee is contingent on the performance achieved as specified in the Addendum. This Award has been granted pursuant to the Plan, a copy of which is attached and the terms and conditions of which are incorporated by reference into this Agreement.

3. Performance Measure. The performance measure is a comparison of the percentile ranking of the Corporation’s total stockholder return (stock price appreciation plus dividends as calculated pursuant to Section 5 below) as compared to the total stockholder return performance of a selected peer group of forest products industry companies as specified in the Performance Schedule contained in the Addendum.

4. Performance Period. The Performance Period is the period specified in the Addendum (the “Performance Period”) and represents the period during which the total stockholder return for the Corporation and the selected peer group of companies is measured.

5. Calculation Of Total Stockholder Return. Total stockholder return for any given common stock shall be expressed as a percentage and calculated by:

(i)	subtracting (a) the beginning average stock price for one share of stock (determined by calculating the average closing stock price during the two calendar months preceding the beginning of the Performance Period) from (b) the ending average stock price for such share of stock (determined by calculating the average closing stock price during the final two calendar months of the Performance Period, after taking into account the affect of any stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like events with respect to such share); and

(ii)	adding to the difference determined under subparagraph (i) above, all cash dividends actually paid on such share of stock during the Performance Period; and

(iii)	dividing the sum determined by subparagraphs (i) and (ii) above by the beginning average stock price determined pursuant to subparagraph (i)(a) above.

6. Dividend Equivalents. During the Performance Period, dividend equivalents shall be converted into additional Performance Shares based on the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the dividend payment date. Such additional Performance Shares shall vest or be forfeited in the same manner as the underlying Performance Shares to which they relate.

7. Settlement of Awards. Pursuant to Section 5 above, the Corporation shall deliver to the Employee one Share for each earned Performance Share (and, as applicable, for the accrued dividend equivalents) as determined in accordance with the provisions set forth in the Addendum. Any earned Performance Shares payable to the Employee (including Shares payable pursuant to Section 6 above) shall be paid solely in Shares. Any fractional Share will be rounded to the closest whole Share.

8. Time of Payment. Except as otherwise provided in this Agreement, the Shares issuable for the earned Performance Shares and accrued dividend equivalents shall be delivered to the Employee (or, in the case of the Employee’s death before delivery, to the Employee’s beneficiary or representative) as soon as practicable after the end of the Performance Period as set forth in the Addendum.

9. Committee Discretion to Reduce Award. Notwithstanding any provision in this Agreement to the contrary, the Committee retains the right, at its sole and absolute discretion, to reduce or eliminate any Award that may become payable hereunder if the Committee determines that any one or more of the following conditions have occurred:

(a)	The stockholder return to the Corporation’s stockholders has been insufficient;

(b)	The stockholder return to the Corporation’s stockholders has been negative;

(c)	The financial performance of the Corporation has been inadequate; or

(d)	The operational performance of the Corporation has been inadequate.

In addition, the Committee may reduce or eliminate the Award granted hereby based on the Employee’s individual performance.

10. Retirement, Disability, or Death During Performance Period. If the Employee’s employment with the Corporation or an Affiliate terminates during the Performance Period because of the Employee’s retirement under the Salaried Employees’ Retirement Plan, or his or her Disability or death, the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary or representative) shall be entitled to a prorated number of the Performance Shares granted. The prorated number of Performance Shares earned is determined at the end of the Performance Period based on the ratio of the number of completed calendar months the Employee is employed during the Performance Period to the total number of months in the Performance Period.

11. Termination of Employment During the Performance Period. If the Employee’s employment with the Corporation or an Affiliate terminates during the Performance Period for any reason other than retirement under the Salaried Employees’ Retirement Plan, or his or her Disability, or death, the entire Award granted under this Agreement shall be automatically terminated as of the date of such termination of employment.

12. Change in Control. Upon a Change in Control, the target award will be deemed payable and dividend equivalents will be calculated on the target award. The number of Shares payable will be determined by multiplying the target award plus dividend equivalents by a fraction, the numerator of which is the number of complete months that have elapsed during the Performance Period to the date of the Change in Control and the denominator of which is the number of whole months in the entire Performance Period.

13. Available Shares. The Corporation agrees that it will at all times during the term of this Agreement reserve and keep available sufficient authorized but unissued or reacquired Shares to satisfy the requirements of this Agreement.

14. Recapitalization. The number of Share Equivalents covered by this Performance Share award shall be proportionately adjusted for any increase or decrease in the number of issued Shares by reason of stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like events, as determined by the Committee pursuant to Section 16 of the Plan. Subject to any required action by the stockholders, if the Corporation is a party to a merger, consolidation or other reorganization, the Performance Shares covered by this Award shall entitle the Employee to the same securities or other consideration as shall be paid to holders of the Corporation’s outstanding Shares upon such corporate reorganization.

15. Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income tax as a result of the payment of the Shares, the Employee will make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

16. Relationship to Other Benefits. Performance Shares shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Corporation or its Affiliates.

17. Required Deferral. In the event the Award would cause the Employee to qualify as a “covered employee” pursuant to Section 162(m) of the Code, that portion of the Award that would exceed the amount deductible by the Corporation under Section 162(m) of the Code shall be automatically deferred until the Employee’s compensation is no longer subject to Section 162(m) of the Code. Any portion of the Award so deferred shall be converted to stock units and dividend equivalents shall accrue on the stock units and be paid out as additional shares after the Employee’s compensation is no longer subject to Section 162(m) of the Code. Any deferral of the Performance Share Award is intended to comply with Section 409A of the Code.

18. Stockholder Rights. Neither the Employee nor the Employee’s beneficiary or representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to the Employee or the Employee’s beneficiary or representative.

19. Transfers, Assignments, Pledges. Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Section 19, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, the Award and the rights and privileges conferred by this Agreement shall immediately become null and void.

However, this Section 19 shall not preclude: (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any Award hereunder by will or the laws of descent or distribution. In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan. The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require. If a deceased Employee has failed to designate a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee. If a deceased Employee has designated a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.

20. No Employment Rights. Nothing in this Agreement shall be construed as giving the Employee the right to be retained as an employee or as impairing the rights of the Corporation or an Affiliate to terminate his or her employment at any time, with or without cause.

21. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

22. Interpretation/Applicable Law. Except as provided in Section 21 hereof, this Agreement shall be interpreted and construed in a manner consistent with the terms of the Plan and in accordance with the laws of the State of Delaware (without regard to choice of law principles). If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

23. Term of the Agreement. The term of this Agreement shall end upon the earlier of (i) the delivery of all of the Shares or other consideration to be issued in exchange for Performance Shares (and accrued dividend equivalents) or (ii) upon the termination of the Employee’s employment with the Corporation or an Affiliate, if applicable, for any reason other than retirement under the Salaried Employees’ Retirement Plan, or the Employee’s Disability or death.

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